Loan No. 5561000340 I

PROMISSORY NOTE

$7,850,000.00	As of September 8, 2021

FOR VALUE RECEIVED, VICTORYBASE SCI, LLC, a Texas limited liability company (“Borrower”), with a mailing address of 550 Reserve Street, Suite 190, Southlake, Texas 76092, promises to pay to the order of BANK OZK, an Arkansas state bank, with offices in Charlotte, North Carolina (“Bank”), or to the order of any subsequent holder hereof, in lawful money of the United States of America, the principal sum of Seven Million Eight Hundred Fifty Thousand and No/I 00 Dollars ($7,850,000.00), or so much thereof as may be advanced under the terms and conditions of that certain Loan Agreement of even date herewith by and between Borrower and Bank (as amended, restated, and otherwise modified from time to time, the “Loan Agreement”) together with interest on the unpaid principal balance from the date hereof (“Loan”) at the initial interest rate per annum equal to the Wall Street Journal Prime Rate at the time of closing plus one and one half percent (1.50%); provided, however, that during the term of the Loan the interest rate shall not be less than four and three quarters of one percent (4.75%). All terms capitalized herein and not otherwise defined shall have the meanings set forth in the Loan Agreement.

Section 1. Interest Rate. For purposes of this Promissory Note (“Note”), the “Wall Street Journal Prime Rate” shall mean the Prime Rate, which can change daily, as published in the Eastern Edition of The Wall Street Journal, a publication owned and operated by Dow Jones & Company, Inc. Interest shall accrue on a three hundred sixty (360) actual days basis. It is specifically understood by Borrower that the interest rate may change on a daily basis and that the monthly payment amounts payable by the Borrower will change monthly as the interest rate changes. In the event the Wall Street Journal ceases to be available to Bank for any reason or ceases to provide such rate listing, the interest rate applicable to the outstanding principal balance will be determined based upon an alternate index selected by Bank in its discretion.

Section 2. Payment of Principal and Interest. Borrower shall make consecutive monthly payments of interest only in arrears beginning on October 5, 2021, and continuing on the fifth (5th) day of each month thereafter until the Amortization Commencement Date (as defined in the Loan Agreement). Commencing on the Amortization Commencement Date and continuing on the fifth (5th) day of each month thereafter to and including the Maturity Date, Borrower shall make consecutive monthly payments of principal and interest according to a declining thirty (30) year amortization schedule (“Monthly P&I Payments”). The indebtedness evidenced hereby shall mature on September 5, 2024 (“Original Maturity Date”), when one final payment of the entire balance of principal, accrued and unpaid interest, fees, premiums, charges and costs and expenses then outstanding on this Note shall be due and payable in full; provided, however that the Original Maturity Date is subject to: (a) the First Extension Option, in which case the Maturity Date shall be that date which is twelve (12) months from the Original Maturity Date, (b) the Second Extension Option, in which case the Maturity Date shall be that date which is twenty-four (24) months from the Original Maturity Date, and (c) the right of acceleration as provided in the Loan Documents. For the avoidance of doubt, (i) if the Maturity Date is extended pursuant to the First Extension Option, Borrower shall continue to make the Monthly P&I Payments during such extension period, with one final payment of the entire balance of principal, accrued and unpaid interest, fees, premiums, charges and costs and expenses then outstanding on this Note due and payable in full on the date which is twelve (12) months from the Original Maturity Date; and (ii) if the Maturity Date is further extended pursuant to the Second Extension Option, Borrower shall continue to make the Monthly P&I Payments during such extension period, with one final payment of the entire balance of principal, accrued and unpaid interest, fees, premiums, charges and costs and expenses then outstanding on this Note due and payable m full on the twenty-four (24) months from the Original Maturity Date.

Section 3. No Revolver Features. It is expressly agreed and understood that this Note does not evidence a revolving facility and that no principal amount prepaid or otherwise paid by Borrower may be reborrowed by Borrower.

Section 4. Payments. All installments of principal and interest shall be payable to Bank at Post Office Box 196, Ozark, Arkansas 72949, or such other place as Bank or the holder hereof may designate in writing from time to time. All payments made under this Note shall be applied, to the extent thereof, to late charges, to accrued but unpaid interest, to unpaid principal, and to any other sums due and unpaid to Bank under the Loan Documents, in such manner and order as Bank may elect in its sole discretion, any instructions from Borrower or anyone else to the contrary notwithstanding. Remittances shall be made without offset, demand, counterclaim, deduction, or recoupment (each of which is hereby waived) and shall be accepted subject to the condition that any check or draft may be handled for collection in accordance with the practice of the collecting bank or banks. Acceptance by Bank of any payment in an amount less than the amount then due on any indebtedness shall be deemed an acceptance on account only, notwithstanding any notation on or accompanying such partial payment to the contrary, and shall not in any way (a) waive or excuse the existence of an Event of Default, (b) waive, impair or extinguish any right or remedy available to Bank hereunder or under the other Loan Documents, or (c) waive the requirement of punctual payment and performance or constitute a novation in any respect. Payments received after 2:00 p.m. shall be deemed to be received on, and shall be posted as of, the following Business Day. Whenever any payment under this Note or any other Loan Document falls due on a day which is not a Business Day, such payment may be made on the next succeeding Business Day. “Business Day” means a day other than a Saturday, Sunday, legal holiday or any other day when the Bank is authorized or required by applicable law to be closed.

Section 5. Late Charge. Borrower shall pay to the Bank a late charge for any installment not received by the Bank within fifteen (15) days after the installment is due in the amount of four percent (4%) of the installment due or the maximum amount permitted by North Carolina law, whichever is less; such late charge shall apply separately to each installment past due, but shal I only be assessed once as to each late payment. Borrower stipulates and agrees that any such late charge(s) shall not be deemed to be additional interest nor applied to principal, but shall be an assessment to induce timely performance of the terms of this Note.

Section 6. Prepayment. Subject to the terms of this Paragraph, Borrower shall have the right to prepay, at any time and from time to time, without fee, premium or penalty except as described herein the entire unpaid principal balance of this Note or any portion thereof, but together with the amount of the then accrued but unpaid interest on the amount of principal being so prepaid; provided, however, any such prepayment must also be accompanied by Bank’s simultaneous receipt of the applicable Make Whole Premium (as defined below) from Borrower. Any tender of funds by Borrower characterized as a prepayment may be allocated by Bank to such outstanding amounts due hereunder or under the Loan Agreement as Bank may elect, including, without limitation, an application first to any costs or expenses as may then be owing by Borrower to Bank. Any such partial payments of principal shall be applied in an inverse order of maturity to the last maturing installment(s) of principal.

For the purposes of this Note, “Make Whole Premium” shall mean an amount equal to One Hundred Fifty Thousand and No/I 00 Dollars ($150,000.00) less the sum of the aggregate amount of regular, monthly non default interest that has accrued and been paid as of the date of such prepayment; provided, however, it is expressly agreed and understood that (I) except as expressly indicated in item (4) of this sentence, the Make Whole Premium shall be due under any and all circumstances where all or any portion of the obligation under this Note is paid prior to the scheduled payment date therefor and prior to the Maturity Date, whether such prepayment is voluntary or involuntary, even if such prepayment results from Bank’s acceleration of the Maturity Date of this Note upon an Event of Default (and irrespective of whether foreclosure proceedings have been commenced), and shall be in addition to any other sums due hereunder or under the Loan Agreement or any of the other documents executed in connection with the Loan, (2) the Origination Fee (as defined in the Loan Agreement) or any other fee, cost or expense paid by Borrower (other than monthly non default interest that has accrued and been paid as of the date of such prepayment) shall not be included in the determination of “regular, monthly non default interest that has accrued and been paid as of the date of such prepayment” for purposes of the foregoing calculation, (3) the Make Whole Premium with respect to any partial prepayment shall be calculated on a pro rata basis based upon the proportion such prepaid principal amount bears to the outstanding principal balance of the Loan before prepayment, and (4) no Make Whole Premium shall be applicable with respect to any prepayment resulting from application of insurance or condemnation proceeds as provided in the Loan Agreement at any time during the term of the Loan.

All payments and prepayments made by Borrower are to be applied first to any late charges, then in the reduction of interest then due at the rate stated herein, and any amount remaining after such payment of interest shall be applied in reduction of the outstanding principal balance due hereunder.

Section 7. Costs of Collection. If this Note is placed in the hands of an attorney for collection, by suit or otherwise, or for the protection of Bank’s interest hereunder, Borrower shall pay all costs of collection and all court costs and reasonable attorneys’ fees, costs and expenses incurred by Bank, including, but not limited to, all reasonable attorneys’ fees, costs and expenses incurred in any bankruptcy proceeding in which any Borrower or any other obligor appears as a debtor. All attorneys’ fees charged hereunder shall be reasonable in amount based on standard hourly rates and actual time served.

Section 8. Default Rate of Interest. From and after the Maturity Date hereof or the date of an Event of Default (in the event of acceleration of the Loan by reason of Borrower’s default or otherwise), the entire indebtedness due hereunder including any accrued interest, late charges and prepayment premiums shall bear interest at the lesser of twelve percent (12%) or the maximum rate of interest allowable under the laws of the State of North Carolina or applicable federal laws (“Default Rate”) until payment in full of all principal and interest, and late payment charges due hereunder are made.

Section 9. Waivers. Borrower and any endorsers or guarantors hereof severally waive presentment, demand, protest, and notice of protest, demand, dishonor and nonpayment and agree that Bank or any subsequent holder may, without any obligation on the part of Bank to do so and without releasing the liability of the Borrower or any endorser or guarantor hereof, grant multiple extensions or renewals hereof in whole or in part, from time to time without notice to any of them, successively or otherwise and for any term or terms and Bank or any such holder hereof shall not be liable for or prejudiced by the failure to collect or for a lack of diligence in bringing suit under this Note or any renewals or extensions hereof for any default hereunder.

Section 10. Security and Remedies. Borrower authorizes Bank, without notice or demand and without affecting its liability hereunder, from time to time, to: (i) take and hold security for the payment of this Note or any renewals or extensions hereof; (ii) perfect such security or refrain from perfecting such security, whether or not such security is required as a condition to the making of the Loan evidenced by this Note; (iii) exchange, enforce, waive or release (whether intentionally or unintentionally) any such security, or any part thereof; (iv) foreclose upon such security in accordance with the terms of the Security Instrument; and (v) settle, release, compromise with, or substitute the undersigned, accommodation party, endorser, guarantor or other obligor of this Note. Notwithstanding the foregoing, this Note is secured by, among other things, the Loan Agreement, the Security Instrument, Assignment of Leases, and a Hazardous Substances Indemnity Agreement, all dated of even date herewith, and all as may be amended, restated, and otherwise modified from time to time, and may now or hereafter be secured by other mortgages, guaranties, deeds of trust, assignments, security agreements, or other instruments of pledge or hypothecation.

Section 11. Savings Clause. It is the intention of Bank and the undersigned to comply strictly with applicable usury law and, accordingly, Borrower hereby waives any claim of usury unless such claim is brought to the Bank’s attention in writing. In no event, and upon no contingency, shall the holder hereof ever be entitled to receive, collect or apply as interest, any interest, fees, charges, or other payments equivalent to interest, in excess of the maximum effective contract rate which Bank may lawfully charge under applicable statutes and laws from time to time in effect; and in the event that the holder hereof ever receives, collects, or applies as interest, any such excess, such amount which, but for this provision, would be excessive interest, shall be applied to the reduction of the principal amount of the Loan; and if the principal amount of the Loan, all lawful interest thereon and all lawful fees and charges in connection therewith, are paid in full, any remaining excess shall forthwith be paid to the Borrower, or other party lawfully entitled thereto. Any provision hereof or any other agreement between the holder hereof and the undersigned, that operates to bind, obligate, or compel the undersigned to pay interest in excess of such maximum effective contract rate shall be construed to require the payment of the maximum rate only. The provisions of this section shall be given precedence over any other provision’ contained herein, or in any other agreement between the holder and the undersigned that is in conflict with the provisions of this section.

Section 12. Bankruptcy and Sunset Provision. Notwithstanding any other provision herein to the contrary, if any payment received by Bank under this Note is rescinded, avoided or for any reason returned by Bank because of any adverse claim or threatened action by a bankruptcy trustee or otherwise, the returned payment shall remain payable as an obligation of all parties liable under this Note, including but not limited to any guarantors.

Section 13. Governing Law and Jurisdiction. This Note shall be construed according to the laws of the State of North Carolina and applicable federal laws, notwithstanding conflicts of law principles. Borrower hereby consents to the venue and jurisdiction of the state and federal courts located in Mecklenburg County, North Carolina for any matter related hereto or arising herefrom.

Section 14. Severability. If any provision hereof shall be construed to be invalid or unenforceable, the remaining provisions hereof shall not be affected by such invalidity or unenforceability. Each term or provision hereof shall, however, be valid and be enforced to the fullest extent permitted by law.

Section 15. Events of Defaults; Remedies. If an Event of Default as defined in the Loan Agreement shall occur, this Note shall be in default and subject to all of the rights and remedies set forth in the Loan Agreement. If any holder of this Note retains an attorney in connection with any Event of Default or at maturity or to collect, enforce or defend this Note or any Guaranty in any lawsuit or in any probate, reorganization, bankruptcy, arbitration or other proceeding, or if Borrower sues any holder in connection with this Note or any Guaranty and does not prevail, then Borrower agrees to pay to each such holder, in addition to principal, interest and any other sums owing to Bank hereunder and under the Guaranty, all costs and expenses incurred by such holder in trying to collect this Note or in any such suit or proceeding, including, without limitation, reasonable attorneys’ fees and expenses, investigation costs and all court costs, whether or not suit is filed hereon, whether before or after the Maturity Date, or whether in connection with bankruptcy, insolvency or appeal, or whether collection is made against Borrower or any guarantor or endorser or any other person primarily or secondarily liable hereunder. “Reasonable attorneys’ fees” as used herein shall mean attorneys’ fees actually incurred at standard hourly rates without regard to statutory presumption.

Section 16. Heirs, Successors and Assigns. The terms of this Note and of the other Loan Documents shall bind and inure to the benefit of the heirs, devisees, representatives, successors and assigns of the parties. The foregoing sentence shall not be construed to permit Borrower to assign the Loan except as otherwise permitted under the Loan Documents. As further provided in the Loan Agreement, Bank may, at any time, sell, transfer, or assign this Note, the Security Instrument and the other Loan Documents, and any or all servicing rights with respect thereto.

Section 17. Commercial Purpose. Borrower warrants that the Loan is being made solely to acquire or carry on a business or commercial enterprise, and/or Borrower is a business or commercial organization. Borrower further warrants that all of the proceeds of this Note shall be used for commercial purposes and stipulates that the Loan shall be construed for all purposes as a commercial loan, and is made for other than personal, family, household or agricultural purposes.

Section 18. Incorporation of Loan Agreement. The Loan Agreement is fully incorporated herein by reference. To the extent of any conflict between the terms of this Note, the Loan Agreement and the other Loan Documents, the terms of the Loan Agreement will govern and control. The Loan Agreement and this Note will be read and construed as one agreement.

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IN WITNESS WHEREOF, Borrower has duly executed this Note under seal as of the day and year first above written.

BORROWER: VICTORYBASE SCl, LLC,
a Texas limited liability company

By: _________________ (SEAL)
Name: Thomas Paquin
Title: Manager

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